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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Realty Income Corporation:

        We consent to the use of our report dated January 23, 2004, with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement Schedule III, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

San Diego, California
March 10, 2004

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Independent Auditors' Consent